EXHIBIT 21
SUBSIDIARIES OF FIRST AMERICAN CAPITAL CORPORATION



Name of Subsidiary        Jurisdiction of Incorporation  Percent of Ownership

First Life America Corporation          Kansas			100%
First Capital Venture, Inc.             Kansas			100%